EXHIBIT 10.9
Execution Copy
West Corporation
11808 Miracle Hills Drive
Omaha, Nebraska 68154
October 24, 2006
Mr. Gary L. West
Ms. Mary E. West
c/o West Corporation
11808 Miracle Hills Drive
Omaha, Nebraska 68154
Dear Gary and Mary:
     We refer to (i) the letter agreement dated May 31, 2006 between you and Omaha Acquisition Corp., a Delaware corporation (“Newco”), and (ii) Section 8.3(e) of the Agreement and Plan of Merger dated May 31, 2006 (“Merger Agreement”) by and among Newco and West Corporation, a Delaware corporation (the “Company”), both of which contemplate that you will enter into this agreement with respect to non-competition, non-solicitation, preservation of confidential information and other matters. Capitalized terms used and not otherwise defined herein are used in this letter agreement as defined in the Merger Agreement.
     Your execution and delivery of this agreement is a material inducement to Newco entering into the Merger Agreement; and Newco and its investors are placing substantial reliance on your entering into this agreement and on your compliance with the terms and conditions of this agreement in proceeding with the Merger Agreement and the recapitalization transactions contemplated thereby. You agree that this agreement shall become effective as of the date hereof.
     1. Confidentiality
     You acknowledge that the success of the Company after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by you, that the preservation of the confidentiality of such information by you is an essential premise of the bargain reflected in the Merger Agreement, and that Newco would have been unwilling to enter into the Merger Agreement in the absence of this recognition. Accordingly, you hereby agree that you will not, and that you will cause your employees, agents, financial and other advisors, and affiliates (collectively, your “Representatives”) not to, at any time on or after the Closing, directly or indirectly, without the prior written consent of the Company, use, other than in connection with your continuing investment in the Company, or disclose any confidential or proprietary information involving or relating to the Company (whether now known or hereafter obtained, including any such information disclosed to you as contemplated by Section 3 below); provided, however, that the information subject to the foregoing provisions of this sentence will not include any information generally available to or known by the public or which was or becomes available to you or your Representatives on a non-confidential basis from a source other than the Company or any of its officers, directors, employees or affiliates, provided such other source was not known by you after reasonable inquiry to be bound by a confidentiality obligation to the Company; and provided, further, that the provisions of this agreement will not prohibit (x) any retention of copies of records or (y) disclosure (a) required by any applicable legal requirement so long as to the extent practicable reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same or (b) made in connection with the enforcement of any right or remedy relating to this agreement, the Stockholder Agreement, the Registration Rights and Coordination Agreement (each to be entered into on or about the date hereof among the Company and its stockholders, including you) or the Merger Agreement. You agree that you will be responsible for any breach or violation of the provisions of this agreement by any of your Representatives.
     Notwithstanding the foregoing, you and each of your Representatives may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Merger Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment and tax structure, all as contemplated by Treasury Regulation Section 1.6011-4(b)(3)(iii). The preceding disclosure authorization shall not affect, or prevent any person from asserting any attorney-client privilege, work-product doctrine, or other applicable privilege or defense against disclosure of such information.
     2. Non-competition and Non-solicitation
     Until the later of three years from Closing or such time as you, collectively, no longer own more than 10% of the outstanding shares of the Company’s common stock, you agree not to directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or its subsidiaries or advise or otherwise assist, or invest in or make loans to, any of their competitors; provided, however, that you may collectively purchase or otherwise acquire up to 5% of any class of the securities of any Person so long as such ownership shall be passive and for investment purposes only.
     You agree not to recruit, offer employment to, employ, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade any current or former employees, to terminate or change their relationship with the Company and its subsidiaries; provided, however, that (i) you may hire any former employees who have not been employed by the Company or any of its subsidiaries for a period of more than 12 months and (ii) you shall be permitted to hire Jan Kahnk.
     3. Information Rights
     For so long as you own, collectively, more than 20% of the shares retained by you after giving effect to the Merger, the Company will furnish to you when available the following:
     (i) After the end of each fiscal year of the Company, (a) the consolidated balance sheet of the Company and its subsidiaries as at the end of each such fiscal year and the consolidated statements of income, cash flows and changes in stockholders’ equity for such year of the Company and its subsidiaries, accompanied by the audit report of independent certified public accountants of recognized national standing with respect thereto; and (b) the Company’s annual business plan and budget for the succeeding fiscal year.
     (ii) After the end of each fiscal quarter of the Company, the unaudited consolidated balance sheet of the Company and its subsidiaries as at the end of such quarter and the consolidated statements of income, cash flows and changes in stockholders’ equity for such quarter and the portion of the fiscal year then ended of the Company and its subsidiaries.
[The remainder of this page is intentionally left blank. Signature pages follow.]

     You agree that you will keep confidential and not disclose, on the terms and subject to the conditions and limitations of Section 1 above, any confidential information obtained from the Company pursuant to the terms of this Section 3, all in accordance with the terms of Section 1 above.

WEST CORPORATION

		By:	/s/ Thomas B. Barker

Name: Thomas B. Barker
Title: Chief Executive Officer

Acknowledged, Confirmed and Agreed:

/s/ Gary L. West

Gary L. West, individually

/s/ Mary E. West

Mary E. West, individually

Acknowledged:

Omaha Acquisition Corp.

By:	/s/ Jeff Swenson

Name: Jeff Swenson
Title: Vice President and Treasurer